Exhibit 3.1

SUBSCRIPTION AGREEMENT

1.	Subscription

1.1 GX-Life Global, Inc. (the "Subscriber") hereby subscribes for and agrees to purchase 5 million G-Coins (the “Coins”) issued by Great Coin, Inc., a Nevada corporation (the “Company”) as set out on the Signature Page of this agreement (the “Subscription Agreement”) at a price of US $0.50 per Coin (such subscription and agreement to purchase being the "Subscription"), for the total subscription price of $2.5 million payable in accordance with the terms of that certain Promissory Note, a form of which is attached as Exhibit A hereto (the "Subscription Promissory Note").

1.2 Upon acceptance, the Company hereby agrees to sell, on the basis of the representations and warranties and subject to the terms and conditions set forth herein and in the Subscription Promissory Note, to the Subscriber of the Coins. Subject to the terms hereof, the Subscription Agreement will be effective upon its acceptance by the Company. By execution below, the Subscriber acknowledges that the Company is relying upon the accuracy and completeness of the representations contained herein in complying with its obligations under applicable securities laws.

1.3 All dollar amounts referred to in this Subscription Agreement are in lawful money of the United States of America.

2.	Payment

2.1 The Subscription Promissory Note must accompany this Subscription and shall be delivered to the Company fully executed. In summary, the terms of the Subscription Promissory Note are as follows:

(a) The original principal amount shall be $2.5 million;

(b) All amounts may be prepaid at any time during the one year period of time following issuance and shall accrue interest at 5%;

(c) Upon the one year anniversary of issuance, all outstanding amounts remaining under the Subscription Promissory Note shall be cancelled and all Coins not paid for under the Subscription Promissory Note on a pro rata basis shall be returned to the Company; it being understood that Coils that have not been paid for through cash payments under the Subscription Promissory Note may not be transferred or encumbered under any circumstances.

3.	Undertaking and Direction

3.1 The Subscriber must complete, sign and return to the Company the following documents:

(a)	One executed copy of this Subscription Agreement; and

(b)	A fully executed Subscription Promissory Note.

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3.2 The Subscriber shall complete, sign, and return to the Company as soon as possible, on request by the Company, any documents, questionnaires, notices and undertakings as may be required by regulatory authorities, stock exchanges and applicable law.

4.	Closing

Closing of the purchase and sale of the Coins shall be deemed to be effective when the Company executes a counterpart of this Subscription Agreement (the “Closing Date”).

5.	Acknowledgements of Subscriber

The Subscriber acknowledges and agrees that:

(a) the decision to execute this Subscription Agreement and purchase the Coins agreed to be purchased hereunder has not been based upon any oral or written representation as to fact made by or on behalf of the Company.

(b) the Subscriber and the Company have common ownership, officers and/or directors and in this regard Subscriber has had a complete opportunity to ask questions of and receive answers from the Company in connection with the sale of the Coins hereunder, and to obtain additional information, including but not limited to books and records of the Company. In this regard, both the Company and Subscriber has been advised to consult independent legal, tax, and other advice with respect to the merits and risks of an investment in the Coins and with respect to applicable resale restrictions.;

(c) the Subscriber has been advised and acknowledges that there is no assurance that the Company will raise sufficient funds to adequately capitalize the business or that the business will be profitable in the future. Risks inherent in this investment include, but are not limited to, all business risks associated with any business, with the additional risks associated with early stage operations.;

(d) no documents in connection with the sale of the Coins hereunder have been reviewed by the Securities and Exchange Commission or any state securities administrators;

(e)	there is no government or other insurance covering any of the Coins;

(f) the Subscriber has been advised that the Coins involve a high degree of risk, and Subscribers should be able to bear the loss of their entire investment;

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4. Representations, Warranties and Covenants of the Subscriber

The Subscriber hereby represents, warrants, and covenants to the Company (which representations, warranties, and covenants shall survive the Closing Date) that:

(a) it is a corporation, it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders and others have been obtained to authorize execution and performance of this Subscription Agreement on behalf of the Subscriber;

(c) the Subscriber is an “accredited investor” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended) and will provide the Company or its nominee with evidence sufficient for the Company to reasonably conclude that this representation is true and correct;

(d) the Subscriber (i) has adequate net worth and means of providing for its current financial needs and possible personal contingencies, (ii) has no need for liquidity in this investment, (iii) believes that an investment in the Coins is suitable for Subscriber based upon Subscriber’s investment objectives and financial needs, (iv) is able to bear the economic risks of an investment in the Coins for an indefinite period of time, including, but not limited to, the complete loss of such investment;

(e) the Subscriber believes that it has such knowledge and experience in financial and business matters that they are capable of reading and interpreting financial statements and evaluating the merits and risks of the prospective investment in the Coins and has the net worth to undertake such risks;

(f) the Subscriber acknowledges it will receive no formal disclosure documentation regarding its acquisition of the Coins. Given this information and opportunity, Subscriber has made an independent examination and investigation of an investment in the Coins and the Company, and has depended on the advice of its legal and financial advisors, and agrees that the Company will not be responsible in anyway whatsoever for the Subscriber’s decision to acquire the Coins;

(g) he entering into of this Subscription Agreement and the transactions contemplated hereby do not result in the violation of any of the terms and provisions of any law applicable to the Subscriber or of any agreement, written or oral, to which the Subscriber may be a party or by which the Subscriber is or may be bound (including corporate formation documents);

(h) the Subscriber has duly executed and delivered this Subscription Agreement and it constitutes a valid and binding agreement of the Subscriber enforceable against the Subscriber;

(i) the acquisition of the Coins by the Subscriber does not trigger:

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(i) any obligation to prepare and file a prospectus or similar document, or any other report with respect to such purchase in the International Jurisdiction, or

(ii) any continuous disclosure reporting obligation of the Company in the International Jurisdiction.

(o) the Subscriber has been advised that none of the Coins have been registered under the Securities Act of 1933, as amended (the “Act”) or the relevant state securities laws but are being offered and sold pursuant to exemptions from such laws and that the Company’s reliance upon such exemptions is predicated in part on the Subscriber’s representations to the Company as contained herein. registered under the Act, or transferred pursuant to the provisions of Rule 144 thereunder, or any similar provision as promulgated by the Securities and Exchange Commission, the Coins, whether upon initial issuance or upon any transfer thereof, shall bear a legend, prominently stamped or printed thereon, reading substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, MORTGAGED, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO PURCHASERS OF THE SECURITIES THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.”

It is the intention of the Company to file a registration statement under Regulation A of the Securities Act of 1933 registering the Coins as quickly as practicable after the execution of this Subscription Agreement.

(p) the Subscriber acknowledges, represents, warrants, and covenants to provide such information and to execute and deliver such documents as reasonably as may be necessary to comply with any and all laws and ordinances to which the Company is subject and in order to verify any of the information provided by or representations or warranties made by the Subscriber to the Company.

(q) Subscriber acknowledges that under no circumstance may any Coins purchased hereunder be sold, transferred or otherwise assigned to a third party for consideration valued at less than the greater of $1.00 or the average weighted volume trading price of the Coin during the five trading days prior to the proposed transfer, per Coin.

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6.	Representations, Warranties and Covenants of the Company

The Company hereby represents, warrants, and covenants to Subscriber as follows:

(a) the Company has been duly organized and validly exists as a corporation in good standing under the laws of its state of Nevada. The Company has all requisite corporate power and authority, and all material and necessary authorizations to own or lease its properties and conduct its business. The Company has all corporate power and authority to enter into this Agreement and to carry out the provisions and conditions of this Agreement;

(b) this Agreement and the Exhibits (if any) hereto have been duly and validly authorized, executed and delivered by the Company and are valid and binding agreements of the Company, enforceable in accordance with their respective terms, except to the extent that the enforceability hereof or thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect and affecting the rights of creditors generally, (ii) limitations upon the power of a court to grant specific performance or any other equitable remedy, or (iii) a finding by a court of competent jurisdiction that the indemnification provisions herein are in violation of public policy;

(c) the Coins have been duly authorized by the Company and will be validly issued, fully paid, and non-assessable upon issuance;

(d) the Company is not in violation of its Articles of Incorporation or Bylaws (the “Charter Documents”) and the consummation of the transactions contemplated herein shall not constitute a violation of the Charter Documents;

(e) this Agreement and the Exhibits (if any) do not contain any untrue statement of a material fact or omit to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All statements of material facts herein or therein (including, without limitation, any attachment, exhibit or schedule hereto or thereto) are true and correct as of the date hereof and will be true and correct on each Closing Date.

(f) the minute books and corporate records of the Company contain a complete summary of all meetings and actions of the managers, members, officers, directors and stockholders of the Company since the time of its incorporation (and of any predecessor to the Company) and reflects all transactions referred to in such minutes accurately in all respects.

7.	Representations and Warranties will be Relied Upon by the Company

The Subscriber acknowledges that the representations and warranties contained herein are made by it with the intention that they may be relied upon by the Company and its legal counsel in determining the Subscriber’s eligibility to purchase the Coins under applicable securities laws, or (if applicable) the eligibility of others on whose behalf it is contracting hereunder to purchase the Coins under applicable securities laws. The Subscriber further agrees that by accepting delivery of the certificates representing the Coins on the Closing Date, it will be representing and warranting that the representations and warranties contained herein are true and correct as at the Closing Date with the same force and effect as if they had been made by the Subscriber at the Closing Date, and that they will survive the purchase by the Subscriber of the Coins and will continue in full force and effect notwithstanding any subsequent disposition by the Subscriber of such Coins.

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8.	Costs

The Subscriber acknowledges and agrees that all costs and expenses incurred by the Subscriber (including any fees and disbursements of any special counsel retained by the Subscriber) relating to the purchase of the Coins shall be borne by the Subscriber.

9.	Governing Law

Any dispute arising under or in connection with any matter of any nature (whether sounding in contract or tort) relating to or arising out of this Subscription Agreement, shall be resolved exclusively by arbitration. The arbitration shall be in conformity with and subject to the applicable rules and procedures of the American Arbitration Association. Any arbitration shall incorporate Section 1283.05 of the California Civil Code of Procedure with respect to discovery matters. All parties agree to be (1) subject to the jurisdiction and venue of the arbitration in Orange County, State of California, (2) bound by the decision of the arbitrator as the final decision with respect to the dispute, and (3) subject to the jurisdiction of the Superior Court of the State of California for the purpose of confirmation and enforcement of any award.

10.	Survival

This Subscription Agreement, including without limitation the representations, warranties and covenants contained herein, shall survive and continue in full force and effect and be binding upon the parties hereto notwithstanding the completion of the purchase of the Coins by the Subscriber pursuant hereto.

11.	Assignment

This Subscription Agreement is not transferable or assignable.

12.	Execution

The Company shall be entitled to rely on delivery by email or facsimile machine of an executed copy of this Subscription Agreement and acceptance by the Company of such email or facsimile copy shall be equally effective to create a valid and binding agreement between the Subscriber and the Company in accordance with the terms hereof.

13.	Severability

The invalidity or unenforceability of any particular provision of this Subscription Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Subscription Agreement.

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14.	Entire Agreement

Except as expressly provided in this Subscription Agreement and in the agreements, instruments and other documents contemplated or provided for herein, this Subscription Agreement contains the entire agreement between the parties with respect to the sale of the Coins and there are no other terms, conditions, representations or warranties, whether expressed, implied, oral or written, by statute or common law, by the Company or by anyone else.

15.	Headings

Headings are for convenience only and are not deemed to be part of this Subscription Agreement.

16.	Counterparts

This Subscription Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall constitute an original and all of which together shall constitute one instrument.

[Signature Page Follows]

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SIGNATURE PAGE

___5 million________ Coins

US$0.50 per Coin for a total purchase price of US$2.5 million

This Subscription Agreement is EXECUTED by the Subscriber this 21st day of October, 2015.

GX GLOBAL

GX-LIFE GLOBAL, INC.

BY: /s/ Ning Liu

TITLE: CEO

COMPANY

GREAT COIN, INC.

BY: /s/ Ning Liu

TITLE: CEO

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EXHIBIT A

NONRECOURSE PURCHASE MONEY PROMISSORY NOTE

$2,500,000	October 21, 2015

Preamble: GX-Life Global, Inc. (“GX GLOBAL”) has acquired 5 million G Coin digital securities (the “Coins”) from Great Coin, Inc. (the “Company”) through the delivery of this Promissory Note (this “Note”). A form of this Promissory Note is attached as an Exhibit to the Subscription Agreement pursuant to which GX GLOBAL acquired the Coins.

FOR VALUE RECEIVED, GX GLOBAL promises to pay to the Company up to $2.5 million in amounts and times selected by GX GLOBAL (“Purchase Payments”) during the one year period of time following the date of this Note (the “Note Term”). The outstanding balance of this Note shall accrue interest at 5% per annum based upon the outstanding balance of this Note and shall not be convertible into additional Coins.

All Coins acquired under this Note shall not be transferable nor encumbered and must be retained by GX GLOBAL (the “Trading Restriction”), unless and until satisfaction of the Payment Condition, as hereinafter defined. The term “Payment Condition” shall mean the providing of Purchase Payments by GX GLOBAL to the Company during the Note Term. The number of Coins which shall be released from the Trading Restriction shall equal the amount of the Purchase Payment divided by $0.50 (the “Fully Paid For Coins”). Upon satisfaction of the Payment Condition, Fully Paid for Coins shall not be subject to the Trading Restriction, but shall continue to be subject to all applicable state and federal securities laws.

Upon the final day of the Note Term, the Company shall provide GX GLOBAL with the following calculation:

(a)	2.5 million minus the Aggregate Purchase Payments paid by GX GLOBAL during the Note Term;
(b)	Divided by 2.5 million;
(c)	And the quotient of (a) divided by (b) shall then be multiplied by 5 million to equal the “Required Coin Return Amount”.

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Upon receipt of the Required Coin Return Amount, GX GLOBAL shall execute all documents and take all actions reasonably requested by the Company to assure the return of Coins, the number of which shall equal the Required Coin Return Amount.

By way of example only, if GX GLOBAL pays the Company $1 million during the Note Term then it would be required to return 2.5 million minus 1 million and then divided by 2.5 million which equals 60.0%. This amount then multiplied by 5 million would mean the Required Coin Return Amount would equal 3 million Coins.

It is understood that the sole recourse of the Company against GX GLOBAL for failure to pay the outstanding principal amount of this Note shall be the enforcement of the Required Coin Return Amount. GX GLOBAL shall continue to be obligated to pay all accrued but unpaid interest.

This Note shall be secured with a first priority security interest in favor of G Coin in all Coins subject to the Trading Restriction.

In the event there is a default hereunder, GX GLOBAL shall be required to reimburse the Company for all costs of collection and all expenses incurred as a result of such default; such costs and expenses shall include, without limitation, all costs, expenses and attorneys' fees incurred in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving any person or entity liable for the payment of this Note or having rights in any collateral securing payment of this Note.

All amounts due under this Note shall be payable without set off, counterclaim, or deduction of any kind.

This Note inures to and binds the heirs, successors and assigns of the parties hereto, and any neither party may assign any rights or obligations under this Note without the nonassigning party’s prior written consent.

GX GLOBAL hereby waives presentment, protest and demand, notice of protest, demand and of dishonor and non-payment of this Note, waives the right to plead any and all statutes of limitation as a defense to any demand under this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of GX GLOBAL.

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No previous waiver and no failure or delay by the Company in acting with respect to any of the terms of this Note shall constitute a waiver of any breach, default or failure of condition under this Note. The acceptance by the Company of any payments under this Note in an amount less than the amount due and owing or after the date that such payment is due shall not constitute a waiver of the right to require prompt and full payment when due of future or succeeding payments or to declare a default as herein provided.

Any party executing this Note on behalf of a corporation, partnership, trust or limited liability company hereby represents and warrants to Company that the executing party has the authority and necessary approvals to execute this Note on behalf of the entity and constitutes a binding and enforceable obligation of said entity.

This Note is to be governed by and construed in accordance with the laws of the State of California without regard to its conflict of laws principles. Time is of the essence with regard to each and every term, covenant, provision and condition of this Note.

“GX GLOBAL”

GX-LIFE GLOBAL, Inc.

By: /s/ Ling Liu

Title: CEO

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